Exhibit 16.1



December 12, 2001




Securities and Exchange Commission
450 Fifth Street, N.W.

Washington, D.C. 20549



Gentlemen:


We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on November 30, 2001, to be filed by our former client, nStor Technologies, Inc. We agree with the statements contained in paragraphs
(ii), (iv), (v), (vi) and (vii) made in response to that Item insofar as they related to our firm.

Very truly yours,

/s/ BDO Seidman, LLP

BDO Seidman, LLP
Costa Mesa, California